Exhibit 10.1

August 1, 2018

Jerry Fowden

Cott Corporation

4221 West Boy Scout Blvd.

Tampa FL 33607

Dear Jerry:

We are pleased to offer you the position of the Executive Chairman of Cott Corporation (the “Company”), effective December 30, 2018 (the “Effective Date”). The term of this position shall be one year from the Effective Date, unless extended by mutual, written agreement of the parties. This is a part-time position, with the expectation that, on average, you will devote 30 percent of your working time to your duties hereunder, understanding that you may devote more or less than this amount at various times during your employment.

In this position, you will report to, and perform such duties as are assigned by, the Cott Board of Directors. Except as otherwise expressly set out herein, upon the Effective Date, this new offer will replace your existing terms and conditions of employment presented to you in the letter from the Company dated February 18, 2009 (the “Prior Offer”).

While employed pursuant to this offer, your base salary will be $680,000 per year, and you will continue to receive a car allowance equal to $16,000 per year, which will be prorated for any partial years of employment and paid on a regular basis consistent with the Company’s regular reimbursement practices. During your employment, the Company will also continue to reimburse you for the reasonable cost of income tax preparation on your behalf and reasonable expenses incurred by you to maintain your green card.

In addition, you will continue to be eligible to participate in Cott’s USA Benefit Program (the “Program”) available, from time to time, to other senior executives of the Company. The Program currently includes health, disability and life insurance benefits. To be clear, employee contributions are required for the Program. You shall also continue to be entitled to participate in all other benefit plans and programs made available to senior executives of the Company, as such plans and programs change from time to time.

You are eligible to participate in the Company’s annual bonus plan at a target amount of 75% of your base salary, based upon the achievement of specified goals. The bonus year is the Company’s fiscal year. Your performance goals shall be established annually and will be communicated to you promptly upon the determination thereof by the Human Resources and Compensation Committee of the Company. Please note that the bonus plan is entirely discretionary, and the Company reserves in its absolute discretion the right to terminate or amend any bonus plan or arrangement in effect from time to time.

You shall be entitled to participate in the long-term incentive plans and programs (“LTIP”) as made available from time to time to senior executives of the Company. You will receive a one-

time incentive award valued at $1,010,000 in December 2018 during the regularly scheduled LTIP grant cycle, which will be allocated as follows: 37.5% to performance-based restricted share units, 25.0% to time-based restricted share units, and 37.5% to stock options. The performance-based restricted share units shall vest based upon the achievement of a specific, Company-determined level of cumulative pre-tax income over the three-year period ending at the end of fiscal year 2021. All of the time-based restricted share units and stock options shall vest in three equal annual installments, commencing on the first anniversary of the grant date. You shall not be eligible for any additional long-term incentive awards. Outstanding awards made prior to the date hereof, along with the award granted to you in December 2018, shall continue to vest in accordance with their normal applicable vesting schedules.

Upon acceptance of this offer, you shall continue to be entitled to the benefits of and be bound by the obligations under the Severance and Non-Competition Plan, as amended (the “Severance and Non-Competition Plan”) as a “Level 1 Employee”; provided that:

•	for the purposes of Section 3(a) of the Plan, in connection with an Involuntary Termination in 2019, your Severance Amount shall be calculated based on your target bonus, not your Average Bonus;

•

upon an Involuntary Termination, you shall be entitled to the Excise Tax Gross up as provided in Section 6 of the Severance and Non-Competition Plan, as in effect immediately prior to the effective date of the First Amendment to the Cott Corporation Severance and Non-Competition Plan, dated as of August 1, 2018; and

•

in the event the Company terminates your employment as Executive Chairman upon a determination by the Company Board of Directors that there is no longer a business need for the role of Executive Chairman or your employment as Executive Chairman terminates naturally on the one-year anniversary of the Effective Date (or such later date as may be agreed pursuant to the first paragraph of this offer), such termination shall not be deemed an Involuntary Termination, and you shall not be entitled to the Severance Amount or other severance payment pursuant to the Severance and Non-Competition Plan (although the Company will continue to pay you through the end of the above-referenced one-year term).

All capitalized terms used in the foregoing paragraph of this offer shall have the meaning ascribed thereto in the Severance and Non-Competition Plan.

Upon acceptance of this offer, you acknowledge and agree that the Company has the right to disclose confidential information regarding you, this offer or your employment to any third party or publicly as required by law.

At the conclusion of the term of the Executive Chairman position (as it may be extended as provided in the first paragraph of this letter), it is expected that you will be appointed as the Non-Executive Chairman of the Company, subject to your continued status as a director and the board’s discretion. The arrangements for that further role will be determined closer to the time of that transition.

Jerry, please indicate your acceptance of this offer by returning one signed original of this offer letter.

Yours truly,

/s/ Stephen Halperin

Stephen Halperin

I accept this offer of continued employment and the terms identified herein. I have had an opportunity to obtain independent legal advice in connection with this offer and have either obtained such advice or hereby expressly waive the opportunity.

/s/ Jerry Fowden 8/1/2018
Jerry Fowden Date